Exhibit 23.2

Consent of Independent Auditors and Accountants

We consent to the incorporation by reference in this Registration Statement on Form S-3 of the reference to our firm under the caption “Experts” and to the use of our reports dated February 20, 2013 and March 3, 2014, with respect to the audited and compiled financial statements of Countrywide Energy Services, LLC, respectively, incorporated by reference in the Registration Statement and related Prospectuses of Rice Energy Inc.

/s/ Grossman Yanak & Ford LLP

Pittsburgh, Pennsylvania
February 12, 2015